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                                                                     EXHIBIT 3.3

                         CERTIFICATE OF SECOND AMENDMENT
                                     OF THE
                  SECOND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          BOSTON SCIENTIFIC CORPORATION


         BOSTON SCIENTIFIC CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY CERTIFY:

         1. That the first sentence of Article FOURTH of the Second Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:

         "FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 650,000,000, of which (a) 600,000,000 shall be Common Stock, $.01 par value, the holders of which shall have one vote for each share so held; and (b) 50,000,000 shares shall be Preferred Stock, $.01 par value."

         2. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS THEREOF, Boston Scientific Corporation has caused this Certificate to be signed by Paul W. Sandman, its Senior Vice President, Secretary and General Counsel this 4th day of November, 1998.

                                     BOSTON SCIENTIFIC CORPORATION


                                     By /s/ Paul W. Sandman
                                        ------------------------------------
                                        Paul W. Sandman
                                        Senior Vice President, Secretary and
                                        General Counsel